Exhibit 1

QUARTERLY AND YEAR END REPORT BC FORM 51-901F (previously Form 61)

British Columbia Securities Commission

Freedom of Information and Protection of Privacy Act: The personal information requested on this form is collected under the authority of and used for the purpose of administering the Securities Act. Questions about the collection or use of this information can be directed to the Supervisor, Financial Reporting (604-899-6729), PO Box 10142, Pacific Centre, 701 West Georgia Street, Vancouver BC V7Y 1L2. Toll Free in British Columbia 1-800-373-6393

DATE OF REPORT
			FOR QUARTER ENDED			Y	M	D
			Y	M	D
ISSUER DETAILS
NAME OF ISSUER
UNILENS VISION INC.			03	09	30	03	11	24

ISSUER ADDRESS
920-800 WEST PENDER STREET

CITY/	PROVINCE	POSTAL CODE	ISSUER FAX NO.			ISSUER TELEPHONE NO.
VANCOUVER	B.C.	V6C 2V6	727-545-1883			1-800-446-2020

CONTACT PERSON		CONTACT’ POSITION				CONTACT TELEPHONE NO.
MICHAEL J. PECORA		INVESTOR RELATIONS				1-800-446-2020

CONTACT EMAIL ADDRESS		WEB SITE ADDRESS
michael.pecora@unilens.com		www.unilens.com

CERTIFICATE

The three schedules required to complete this Report are attached and the disclosure contained therein has been approved by the Board of Directors. A copy of this Report will be provided to any shareholder who requests it.

DIRECTOR’S SIGNATURE		PRINT FULL NAME				DATE SIGNED
						Y	M	D
“William D. Baxter”		William D. Baxter				03	11	26

DIRECTOR’S SIGNATURE		PRINT FULL NAME				DATE SIGNED
						Y	M	D
“Alfred W. Vitale”		Alfred W. Vitale				03	11	26

UNILENS VISION INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited – prepared by management)

(expressed in U.S. dollars)

	September 30, 2003	June 30, 2003
ASSETS
CURRENT
Cash and cash equivalents	$245,819	$201,329
Accounts receivable	512,267	471,619
Royalties and other receivables	278,786	148,106
Inventories	698,801	727,988
Prepaid expenses	19,869	8,260
Future tax asset	1,474,216	1,542,000

	3,229,758	3,099,302
PROPERTY, PLANT AND EQUIPMENT	103,280	93,017
OTHER ASSETS	93,971	117,267
FUTURE TAX ASSET	157,000	157,000

	$3,584,009	$3,466,586

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY
CURRENT
Accounts payable and accrued liabilities	$663,211	$679,988
Current portion of long-term debt (Notes 3 and 4)	575,000	450,000

	1,238,211	1,129,988

LONG-TERM DEBT (Notes 3 and 4)	4,391,466	4,474,576

	5,629,677	5,604,564

SHAREHOLDERS’ DEFICIENCY

Share capital (Note 1)	27,367,615	27,367,615
Cumulative translation adjustment	(631)	(778)
Deficit	(29,412,652)	(29,504,815)

	(2,045,668)	(2,137,978)

	$3,584,009	$3,466,586

Subsequent events (Notes 1, 3, and 4)

Approved by the Directors:

Director: (signed) “Alfred W. Vitale”

Director: (signed) “William D. Baxter”

UNILENS VISION INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT

FOR THE THREE MONTHS ENDED SEPTEMBER 30

(Unaudited – Prepared by Management)

(expressed in U.S. dollars)

	2003	2002
INCOME
Sales	$1,003,820	$814,104
Cost of sales	590,085	487,366

Gross profit	413,735	326,738

EXPENSES
Sales and marketing	193,844	156,118
Administration	201,923	139,755
Research and development	13,352	17,485

	409,119	313,358

Income from operations	4,616	13,380

OTHER ITEMS
Royalty income	206,438	—
Other income	1,703	1,758
Interest on long-term debt	(52,810)	(51,432)

	155,331	(49,674)

Income (Loss) before tax	159,947	(36,294)
Income tax expense	(67,784)	—

Net income (loss) for the period	92,163	(36,294)
Deficit, beginning of period	(29,504,815)	(31,063,085)

Deficit, end of period	$(29,412,652)	$(31,099,379)

Basic and diluted income (loss) per common share	$0.02	$(0.01)

Weighted average number of common shares outstanding	3,838,815	3,838,815

UNILENS VISION INC.

CONSOLIDATED STATEMENTS OF CASH FLOW

FOR THE THREE MONTHS ENDED SEPTEMBER 30

(Unaudited – Prepared by Management)

(expressed in U.S. dollars)

	2003	2002
CASH PROVIDED (USED) BY:

OPERATING ACTIVITIES
Net income (loss) for the period	$92,163	$(36,294)
Adjustments to reconcile to net cash provided by operating activities:
Amortization	29,497	32,152
Amortization of discount on long-term debt	41,890	40,773
Amortization of tax asset	67,784	—
Net change in working capital items:	(166,442)	(16,920)

Net cash provided (used) by operating activities	64,892	19,711

INVESTING ACTIVITIES
Purchase of property, plant and equipment and other assets	(20,547)	(13,820)

Net cash used by investing activities	(20,547)	(13,820)

Increase in cash and cash equivalents	44,345	5,891
Effect of exchange rate changes on cash and cash equivalents	145	64
Cash and cash equivalents, beginning of period	201,329	380,348

Cash and cash equivalents, end of period	$245,819	$386,303

Supplemental disclosure with respect to cash flows:

Cash paid during the period for interest	$10,920	$—

Cash paid during the period for income taxes	$—	$—

UNILENS VISION INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited - Prepared by Management)

SEPTEMBER 30, 2003

(expressed in U. S. dollars)

The accompanying financial statements for the interim period ended September 30, 2003 are prepared on the basis of accounting principles generally accepted in Canada, conform in all material respects with accounting principals generally accepted in the United States and are unaudited, but in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for fair presentation of the financial position, operations, and changes in financial results of the interim period presented. The financial statements for the interim period are not necessarily indicative of the results to be expected for the full year. The financial statements do not contain the detail or footnote disclosure concerning accounting policies and other matters which would be included in full year financial statements, and therefore should be read in conjunction with the Company’s audited financial statements for the year ended June 30, 2003.

1. SHARE CAPITAL

		Three Months Ended September 30, 2003		Three Months Ended September 30, 2002
	Number of shares	Amount	Number of shares	Amount
Common shares issued and outstanding Balance, beginning and end of period	3,838,815	$27,367,615	3,838,815	$27,367,615

Incentive Stock Options and Warrants

The following table describes the number of shares, exercise price, and expiry dates of the share purchase options, all of which are vested, and share purchase warrants that were outstanding at September 30, 2003:

	Number of Shares	Exercise Price		Expiry Date
Options	190,000	$	Cdn. 0.25	May 6, 2006
	30,000		Cdn. 0.25	August 23, 2005
	50,000		Cdn. 0.25	October 12, 2006
	80,000		Cdn. 0.25	Nov. 18, 2007
	15,000		Cdn. 0.25	July 29, 2008
Warrants	Nil

Subsequent to September 30, 2003, options for 325,000 common shares were exercised for cash proceeds of Cdn $81,250.

2. CONSOLIDATED STATEMENTS OF CASH FLOWS

	2003	2002
Cash provided (used) by:
Net change in working capital items:
Accounts receivable, royalties and other receivables	$(171,328)	$36,401
Inventories	29,187	(87,934)
Other assets	(7,524)	4,280
Accounts payable and accrued liabilities	(16,777)	30,333
	$(166,442)	$(16,920)

UNILENS VISION INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited - Prepared by Management)

SEPTEMBER 30, 2003

(expressed in U. S. dollars)

3.	NOTE PAYABLE, RELATED PARTY AND SUBSEQUENT EVENT

The Company has a note payable with an affiliated company in the amount of $450,000 that was due on January 31, 1995. The Company pays interest on the note monthly at prime plus three percent. The note, which is a debt of the Company’s subsidiary, is collateralized by the assets of the subsidiary and is guaranteed by the Company. As of September 30, 2003 no payment has been made by the Company on the past due amount nor has the related party instituted or threatened any collection or other action against the Company. Subsequent to September 30, 2003, this note was amended and the payment terms of the note changed to quarterly installments of $25,000 plus interest starting January 2004 and maturing in April 2008. The following is a schedule of the principal payments required under the amended agreement:

Period ending September 30,
2004	$75,000
2005	100,000
2006	100,000
2007	100,000
2008	75,000

$450,000

The terms and conditions of the above related party debt are not necessarily indicative of the terms and conditions that would have been incurred had comparable transactions been entered into with independent parties.

4.	NOTE PAYABLE, LONG-TERM DEBT AND SUBSEQUENT EVENT

During 1989, the Company acquired substantially all of the assets that comprise its business through an Asset Purchase Agreement. The purchase price for the business and its assets was $6,000,000 to be paid with $500,000 down and $250,000 per year, increasing at a rate of five percent per year. The Company recorded the assets and the obligation net of imputed interest. The Company defaulted on the obligation in 1992 and 1993 and, as a result of pending litigation at that time, the Company entered into a Settlement and Forbearance Agreement with its creditor, Competitive Technologies, Inc. (“Competitive”). This agreement established a payment schedule to cure the delinquent payments; however, it stipulated that in the event of default by the Company, all amounts owed through date of the default would be due in accordance with the original debt agreement. The Company continued to default on the loan and during 1994 began negotiations with Competitive for relief with respect to the debt.

The note is reflected on the consolidate balance sheet at its gross amount of $4,711,786, less the unamortized discounts of $195,320. Interest was imputed at a rate of nine percent. The Company has not made any of its annual payments on the note since 1995.

Subsequent to September 30, 2003, the Company entered into a settlement agreement with Competitive. Under the terms of the settlement agreement, all prior obligations of the Company have been irrevocably terminated in exchange for a $1,250,000 non-interest bearing installment note, secured by the assets of the Company. The settlement calls for a $100,000 payment on the signing of the agreement and quarterly payments beginning on December 31, 2003 for the greater of (i) $100,000 or (ii) an amount equal to 50 percent of the royalties received by the Company from Bausch & Lomb, Inc. during the quarter ending on the payment due date. On the date of the settlement agreement, the Company will recognize a one-time gain of approximately $3,300,000.

UNILENS VISION INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited - Prepared by Management)

SEPTEMBER 30, 2003

(expressed in U. S. dollars)

4.	NOTE PAYABLE, LONG-TERM DEBT AND SUBSEQUENT EVENT (cont’d)

The terms of the settlement agreement call for the following minimum payments:

Year ending September 30,
2004	$500,000
2005	400,000
2006	350,000

$1,250,000

The following unaudited pro forma condensed consolidated balance sheet gives effect to the above settlement agreement as if it occurred on September 30, 2003:

	As reported in Accompanying Consolidate Financial Statements	Pro Forma Adjustments for Subsequent Events	Pro Forma Condensed Consolidated Balance Sheet
Assets
Current assets	$3,229,758	$(1,229,171)	$2,000,587
Property, plant and equipment	103,280	—	103,280
Other assets and future tax asset	250,971	—	250,971

	$3,584,009	$(1,229,171)	$2,354,838

Liabilities and shareholder’s deficiency
Current liabilities	$1,238,211	$—	$1,238,211
Long-term liabilities	4,391,466	(3,266,466)	1,125,000
Shareholders’ deficiency	(2,045,668)	2,037,295	(8,373)

	$3,584,009	$(1,229,171)	$2,354,838

5.	COMPARATIVE FIGURES

Certain of the prior period comparative figures have been reclassified to conform with the presentation adopted for the current period.

QUARTERLY AND YEAR END REPORT BC FORM 51-901F (previously Form 61)

British Columbia Securities Commission

Freedom of Information and Protection of Privacy Act: The personal information requested on this form is collected under the authority of and used for the purpose of administering the Securities Act. Questions about the collection or use of this information can be directed to the Supervisor, Financial Reporting (604-899-6729), PO Box 10142, Pacific Centre, 701 West Georgia Street, Vancouver BC V7Y 1L2. Toll Free in British Columbia 1-800-373-6393

DATE OF REPORT
			FOR QUARTER ENDED			Y	M	D
			Y	M	D
ISSUER DETAILS
NAME OF ISSUER
UNILENS VISION INC.			03	09	30	03	11	24

ISSUER ADDRESS
920-800 WEST PENDER STREET

CITY/	PROVINCE	POSTAL CODE	ISSUER FAX NO.			ISSUER TELEPHONE NO.
VANCOUVER	B.C.	V6C 2V6	727-545-1883			1-800-446-2020

CONTACT PERSON		CONTACT’ POSITION				CONTACT TELEPHONE NO.
MICHAEL J. PECORA		INVESTOR RELATIONS				1-800-446-2020

CONTACT EMAIL ADDRESS		WEB SITE ADDRESS
michael.pecora@unilens.com		www.unilens.com

CERTIFICATE

The three schedules required to complete this Report are attached and the disclosure contained therein has been approved by the Board of Directors. A copy of this Report will be provided to any shareholder who requests it.

DIRECTOR’S SIGNATURE		PRINT FULL NAME				DATE SIGNED
						Y	M	D
“William D. Baxter”		William D. Baxter				03	11	26

DIRECTOR’S SIGNATURE		PRINT FULL NAME				DATE SIGNED
						Y	M	D
“Alfred W. Vitale”		Alfred W. Vitale				03	11	26

UNILENS VISION INC.

SCHEDULES “B” AND “C”

SEPTEMBER 30, 2003

(Expressed in U. S. Dollars)

SUPPLEMENTARY INFORMATION - SCHEDULE B

1.	Analysis of expenses and deferred costs:

a)	Deferred costs:

No deferred costs were recorded during the three months ended September 30, 2003.

Other assets as at September 30, 2003:

Patents and trademarks	$55,831
Spare parts and tools	29,005
Deposits	9,135

$93,971

b)	General administrative expenses and cost of sales:

General and Administrative Expense:

Administration, sales and marketing expenses for the three months ended September 30, 2003 were:

	Sales and Marketing	Administration
Consulting fees	$44,201	$27,897
Bad debts	—	6,600
Depreciation and amortization	98	20,321
License, taxes and regulatory fees	—	16,217
Office, insurance and supplies	9,187	51,281
Professional fees	—	24,375
Promotion and advertising	43,130	—
Rental and utilities	230	79,519
Travel and entertainment	5,922	11,597
Wages and benefits	54,672	94,623
Allocated expenses	36,404	(130,507)

	$193,844	$201,923

Cost of Sales:

Cost of Sales for the three months ended September 30, 2003 were:

Payroll and Benefits	$199,602
Raw materials and Supplies	242,459
Allocations and Other Expenses	148,024

$590,085

2.	Related party transactions:

During the three months ended September 30, 2003 the Company incurred $1,086 (2002 - $950) in fees to an officer and paid or accrued interest of $10,920 to a related financial institution.

UNILENS VISION INC.

SCHEDULES “B” AND “C”

SEPTEMBER 30, 2003

(Expressed in U. S. Dollars)

3.	Summary of securities issued and options granted during the three month period ended September 30, 2003:

a)	Securities issued: None

b)	Options Granted:

Name	Grant Date	Expiry Date	Number of Shares	Exercise Price
Donna Wheeler	July 29, 2003	July 29, 2008	15,000	$0.25 Cdn.

4.	Summary of securities as at September 30, 2003:

a)	Authorized capital as at September 30, 2003:

b)	Issued and outstanding share capital as at September 30, 2003:

c)	Options, warrants and convertible securities as at September 30, 2003:

d)	Shares in escrow or subject to pooling as at September, 2003: None

For items a) to c) above please see Note 1 to the consolidated financial statements for the three months ended September 30, 2003.

Subsequent to September 30, 2003, the Company issued 325,000 common shares on exercise of options for proceeds of Cdn. $81,250.

5.	Directors and officers as at the date of this report:

Alfred W. Vitale, President and Director

Nick Bennett, Director

William D, Baxter, Director

William S. Harper, Secretary

MANAGEMENT DISCUSSION – SCHEDULE C

Description of business

The business of the Company is to develop and sell optical products using proprietary design and manufacturing technology. The Company’s products are being sold primarily in the United States through a network of distributors and independent sales representatives. The Company has also licensed the exclusive worldwide rights to one of the Company’s patented multifocal soft contact lens designs to Bausch & Lomb. Under the terms of the 2001 license agreement, Bausch and Lomb is obligated to pay the Company a royalty on Bausch & Lomb’s worldwide net sales of products developed utilizing the licensed technology. The Company received its first royalty payment during January of 2003 for the quarter ending December 31, 2002.

During the three months ended September 30, 2003 the Company’s C-Vue brand of products accounted for approximately 32% of sales. The C-Vue brand of products are based on a unique patented design, and is distributed as (i) the C-Vue, a blister-packed box of six lenses sold for frequent replacement, (ii) the C-Vue GP, a Gas Permeable lens, (iii) the C-Vue 55, a custom lathed soft lens manufactured out of a higher water content material. The C-Vue brand was launched to eye care professionals in the United States during the 2002 fiscal year. The Company expects the sales of the C-Vue brand will make up an increasing percentage of its future sales.

Operations and financial condition

During the three months ended September 30, 2003 (the “Current Period”) the Company earned net income of $92,163 compared to a net loss of $36,294 for the three month period ended September 30, 2002 (the “Prior Period”). The increase in profit during the Current Period of $128,457, as compared to the Prior Period, was primarily due to i) royalty income of $206,438 derived from the license agreement with Bausch & Lomb that was not duplicated in the Prior Period, ii) increased gross margins of $86,997 on higher sales, and

UNILENS VISION INC.

SCHEDULES “B” AND “C”

SEPTEMBER 30, 2003

(Expressed in U. S. Dollars)

iii) increases in expenses and in income taxes of $95,761 and $67,784, respectively. As a result of the Company having a profitable quarter, it recorded a tax expense of $67,784 during the Current Period. Income before tax for the Current Period was $159,947 compared to a loss before tax in the Prior Period of $36,294, an increase of $196,241. Sales during the Current Period were $1,003,820, an increase of $189,716 (23.3%), as compared to sales of $814,104 during the Prior Period. The increase in sales was primarily due to significant growth in the Company’s C-Vue Multifocal, which was partially offset by an expected decline in certain of the Company’s soft lathe-cut product lines that are nearing the end of their life cycle. Gross margin increased from 40.1% in the Prior Period to 41.2% in the Current Period due to a favourable shift in product mix to higher margin products.

The increase in expenses during the Current Period, as compared to the Prior Period, was primarily due to increases in sales and marketing expenses of $37,726 and in administration expenses of $62,168. Sales and marketing expenses increased primarily due to increased commissions paid on higher sales to independent sales representatives and increased promotional spending associated with the planed expansion of the C-Vue product lines. Administration expenses increased primarily due to increased legal and professional fees associated with the settlement of a lawsuit commenced by Competitive Technologies, Inc. (“Competitive”) against the Company and increased salary expense associated with the general increase in the Company’s activities during the period.

During the three months ended September 30, 2003, the Company generated $64,892 in cash from operations. The Company used cash of $20,547 during the Current Period for purchase of capital additions. There were no financing activities during the Current Period.

The Company has a note payable due Competitive that is recorded on its consolidated balance sheet as at September 30, 2003 at the note’s gross amount of $4,711,786 less unamortized discount in the amount of $195,320. Subsequent to September 30, 2003, the Company entered into a settlement agreement with Competitive. Under the terms of the agreement, all prior obligations of the Company have been irrevocably terminated in exchange for a $1,250,000 non-interest bearing instalment note, secured by the assets of the Company. On the date of the settlement, the Company will recognize a one-time gain of approximately $3,300,000 (the “Gain on Debt Settlement”).

The Company has a note payable due a related party for $450,000, secured by the assets of the Company, which at September 30, 2003 was due on demand. Subsequent to September 30, 2003, this note was amended and the payment terms of the note changed to quarterly instalments of $25,000 plus interest starting January 2004 and maturing April 2008.

Liquidity

As of September 30, 2003, the Company has a working capital surplus of $1,991,547. This surplus includes the current portion of a future tax asset in the amount of $1,474,216. The Company expects to realize in income during the quarter ended December 31, 2003 $1,229,171 of this asset against the Gain on Debt Settlement thereby reducing the Company’s working capital at the end of the second quarter by that amount. The Company estimates that it will have sufficient resources to fund working capital requirements during the 2004 fiscal year and beyond. Subsequent to September 30, 2003, the Company issued 325,000 common shares on exercise of options realizing cash proceeds of Cdn. $81,250.

Risk Factors

The Company entered into a supply agreement with one supplier for the manufacture of its moulded C-Vue multifocal lens, which currently accounts for approximately 32% of the Company’s sales. Although to date the supplier has met the Company’s requirements, there can be no assurances that they will be able to continue to meet their obligations under the current agreement or any renewal of the agreement. Alternative suppliers for the manufacturer of the speciality moulded contact lenses have been identified. However, there can be no assurances that an alternate supplier can successfully manufacture the lens to the Company’s specifications or on terms that are acceptable to the Company.

A significant portion of the Company’s net income is derived from the Company’s exclusive license of one of its patented multifocal designs to Bausch and Lomb. The Company collects royalties based on Bausch and Lomb’s worldwide net sales of products utilizing the Company’s technology. There can be no assurances that Bausch and Lomb will continue to sell products in the future utilizing the Company’s technology.

Other

Investor relations are done internally and consist of responding to inquiries from potential investors and stockholders as well as the dissemination of Company news and information.